Exhibit 2.1

BABCOCK& BROWN

INFRASTRUCTURE

Babcock & Brown Infrastructure Limited • ABN 61100 364 234

Level 23 The Chifley Tower • 2 Chifley Square • Sydney NSW 2000 Australia T +61 2 9229 1800 • F -+61 2 9235 3496 • www.bbinfrastructure.com

BBI Logo

11 April, 2007

BY ELECTRONIC TRANSMISSION

Thomas J. Knapp

NorthWestern Corporation

125 S.Dakota Avenue

Sioux Falls, SD 57104

Re: NorthWestern Corporation — Notice of Extension

Dear Mr. Knapp:

Reference is hereby made to Section 7.01 (b)(iii) of the Agreement and Plan of Merger dated as of April 25, 2006 among Babcock & Brown Infrastructure Limited ("BBI"), BBI US Holdings Pty Ltd., BBI US Holdings II Corp., BBI Glacier Corp, and NorthWestern Corporation (the "Agreement"). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.

By this letter, BBI is extending the Outside Date to October 25, 2007.

Please confirm your receipt of this letter by countersigning below and returning a copy of this countersigned letter to nancy.zajac@babcockbrown.com.

Sincerely,

Babcock & Brown Infrastructure Limited

Received 16 April 2007

NorthWestern Corporation

By: